Exhibit 99.1

Media Relations: Mark Petrarca 414-359-4100 mpetrarca@aosmith.com	Investor Relations: Helen Gurholt 414-359-4157 hgurholt@aosmith.com
FOR IMMEDIATE RELEASE
July 27, 2023

A. O. Smith Reports Record Earnings Per Share (EPS) in the Second Quarter 2023
Second Quarter 2023 Highlights
(Comparisons are year-over-year (“YoY”), unless otherwise noted)
•Sales of $961 million, a decrease of 1%
◦North America decreased 3%
◦Rest of World increased 6%, an increase of 12% in local currency
•Net earnings of $157.0 million resulted in record EPS of $1.04, an increase of 28%
•Adjusted earnings of $152.5 million exclude non-cash after-tax income of $4.5 million related to the finalization of our pension settlement, resulting in record adjusted EPS of $1.01
•Strong operating cash flow and free cash flow of $260.2 million and $236.0 million respectively, driven by higher earnings and working capital management
•2023 Outlook raised to:
◦Sales flat, to up 2%, compared to 2022
◦EPS of between $3.38 and $3.53 and adjusted EPS between $3.45 and $3.60
Milwaukee, Wis.— Global water technology company A. O. Smith Corporation (“the Company”) (NYSE: AOS) today announced its second quarter 2023 results.
Key Financial Metrics
Second Quarter
(in millions, except per share amounts)

	Q2 2023	Q2 2022	% Change YoY
Net sales	$960.8	$965.9	-1%
Net earnings	$157.0	$126.2	24%
Adjusted earnings[1]	$152.5	$128.5	19%
Diluted earnings per share	$1.04	$0.81	28%
Adjusted earnings per share[1]	$1.01	$0.82	23%
1Excludes pension settlement income in 2023 and non-operating pension expense related to the terminated pension plan in 2022. See accompanying GAAP to Non-GAAP reconciliations for further details.

“A. O. Smith delivered record earnings performance in the second quarter driven by lower year-over-year steel costs and continued strength in demand for our North America commercial and residential water heater products. We saw improvement in consumer demand in China in the quarter, especially for our water treatment products even as the Chinese economy remained challenged,” noted Kevin J. Wheeler, chairman and chief executive officer. “I am pleased with the outstanding execution of the global team to serve our customers and deliver record results.”
Second quarter adjusted earnings of $152.5 million and adjusted EPS of $1.01 exclude non-cash pre-tax income of $6.0 million related to the company’s finalization of its pension settlement which occurred in December 2022. Of the $6.0 million of pension settlement income, $5.0 million was recorded in the North America segment and $1.0 million was recorded in corporate expenses.
Segment-level Performance
North America
Second Quarter 2023
Second quarter sales of $722.3 million decreased 3% compared to second quarter sales in the prior year. Higher water heater volumes were offset by lower boiler volumes and pricing.
Segment earnings were $199.1 million, an increase of 25% compared to segment earnings in the second quarter of last year. Segment operating margin was 27.6% in the second quarter of 2023, an increase of 610 basis points compared to the prior year. Adjusted segment earnings of $194.1 million and adjusted segment margin of 26.9% exclude $5.0 million of pre-tax pension settlement income. Adjusted segment earnings of $162.5 million and adjusted segment margin of 21.8% in the second quarter of 2022 exclude pre-tax, non-operating pension expenses of $2.6 million. The higher segment earnings and segment operating margin in the second quarter of 2023 were primarily due to lower material costs and higher volumes of commercial and residential water heaters, partially offset by lower boiler volumes.
Rest of World
Second Quarter 2023
Rest of World sales of $244.2 million increased 6% year-over-year, including an unfavorable currency translation impact of approximately $14 million. In local currency, segment sales increased by approximately 12% year-over-year. The increase in sales was primarily driven by stronger consumer demand in China, particularly for our residential and commercial water treatment products, as well as favorable product mix. Sales in India increased 15% in local currency.
Segment earnings were $28.3 million in the second quarter of 2023, an increase of 56% compared to the same period last year. Segment operating margin was 11.6% in the second quarter of 2023 compared with 7.9% in the second quarter of 2022. The higher segment earnings and segment margin were primarily driven by higher volumes and favorable mix in China.
Balance Sheet, Liquidity and Capital Allocation
As of June 30, 2023, cash and marketable securities balances totaled $409.7 million and debt totaled $206.0 million, resulting in a leverage ratio of 9.8% as measured by total debt-to-total capitalization.
Cash provided by operations was $260.2 million and free cash flow was $236.0 million in the first half of 2023, which increased year-over-year driven by higher earnings and a more favorable working capital contribution primarily related to lower inventory levels and incentive payments.

As part of its commitment to return capital to shareholders, the Company repurchased 1,075,000 shares at a cost of $69.6 million through June 30, 2023. As of June 30, 2023, authority remained to repurchase approximately 6.8 million additional shares. The Company expects to spend $300 million repurchasing shares in 2023.
On July 10, 2023, the Company’s board of directors approved a $0.30 per share dividend for shareholders of record on July 31, payable on August 15.
Outlook
2023 Outlook
(in millions, except per share amounts)

	2022	2023 Outlook
	Actual	Low End	High End
Net sales	$3,754	$3,750	$3,830
Diluted earnings per share	$1.51	$3.38	$3.53
Adjusted earnings per share	$3.14[2]	$3.45[3]	$3.50[3]
2Excludes pension settlement expense, legal judgment income, terminated acquisition-related expenses and non-operating pension expense. See accompanying GAAP to Non-GAAP reconciliations for further details.
3Excludes impairment charge associated with the company’s committed plan to sell its business in Turkey and pension settlement income. See accompanying GAAP to Non-GAAP reconciliations for further details.
“We are very pleased with our team’s execution in the first half of the year, in particular, our margin performance. We will face higher steel costs in North America in the back half of 2023; therefore, we will see some margin pressure. However, our strong results in the second quarter, resilience in North America water heater demand and our current view of our price cost relationship give us confidence to raise our full year outlook,” stated Wheeler. “Our revised outlook for the full year 2023 projects our sales to be flat, to up 2%, compared to last year. We raised our expected full year adjusted EPS to be between $3.45 and $3.60, a 12% year-over-year increase at the mid-point.”
The Company’s guidance excludes the potential impacts from future acquisitions.
A. O. Smith will host a webcasted conference call at 10 a.m. (Eastern Daylight Time) today. The call can be heard live on the Company’s website. An audio replay of the call will be available on the Company’s website after the live event. To access the archived audio replay, go to the “Investors” page and select the Second Quarter 2023 Earnings Call link.
To provide improved transparency into the operating results of its business, the Company is providing the following non-GAAP measures: total segment earnings, free cash flow, adjusted earnings, adjusted segment earnings and adjusted corporate expenses. Free cash flow is defined as cash provided by operations less capital expenditures. Adjusted earnings, adjusted EPS, adjusted segment earnings and adjusted corporate expenses exclude the impact of impairment charges, pension settlement income and expenses, as well as legal judgment income, expenses associated with terminated acquisition costs and non-operating pension expenses. Reconciliations from GAAP measures to non-GAAP measures are provided in the financial information included in this news release.

Forward-looking Statements
This release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “continue,” “guidance,” “outlook” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: further softening in U.S. residential water heater demand; negative impacts to the Company, particularly the demand for its products, resulting from global inflationary pressures or a potential recession in one or more of the markets in which the Company participates; the Company’s ability to continue to obtain commodities, components, parts and accessories on a timely basis through its supply chain and at expected costs; negative impacts to demand for the Company’s products, particularly commercial products, as a result of the severity and duration of the lingering effects of the COVID-19 pandemic; further weakening in U.S. residential or commercial construction or instability in the Company’s replacement markets; inability of the Company to implement or maintain pricing actions; inconsistent recovery of the Chinese economy or decline in the growth rate of consumer spending or housing sales in China; negative impact to the Company’s business in China as a result of future COVID-19-related disruptions there; negative impact to the Company’s businesses from international tariffs, trade disputes and geopolitical differences, including the conflict in Ukraine; potential further weakening in the high-efficiency gas boiler segment in the U.S.; substantial defaults in payment by, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer; foreign currency fluctuations; the Company’s inability to successfully integrate or achieve its strategic objectives resulting from acquisitions; competitive pressures on the Company’s businesses; the impact of potential information technology or data security breaches; changes in government regulations or regulatory requirements; the inability to respond to secular trends toward decarbonization and energy efficiency; and adverse developments in general economic, political and business conditions in key regions of the world. Forward-looking statements included in this news release are made only as of the date of this release, and the Company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the Company, or persons acting on its behalf, are qualified entirely by these cautionary statements.
About A. O. Smith
A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. Listed on the New York Stock Exchange (NYSE: AOS), the Company is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, as well as water treatment products. For more information, visit www.aosmith.com.
SOURCE: A. O. Smith Corporation
###

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Earnings
(dollars in millions, except share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales	$960.8	$965.9	$1,927.2	$1,943.6
Cost of products sold	576.1	631.5	1,168.4	1,267.6
Gross profit	384.7	334.4	758.8	676.0
Selling, general and administrative expenses	180.3	166.7	367.5	346.5
Impairment expense	—	—	15.6	—
Interest expense	4.5	2.1	8.5	3.6
Other (income) expense	(9.0)	0.3	(13.0)	4.0
Earnings before provision for income taxes	208.9	165.3	380.2	321.9
Provision for income taxes	51.9	39.1	96.3	75.9
Net earnings	$157.0	$126.2	$283.9	$246.0
Diluted earnings per share of common stock(1)	$1.04	$0.81	$1.87	$1.56
Average common shares outstanding (000’s omitted)	151,541	156,632	151,719	157,470
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Condensed Consolidated Balance Sheet
(dollars in millions)

	(Unaudited) June 30, 2023	December 31, 2022
ASSETS:
Cash and cash equivalents	$378.9	$391.2
Marketable securities	30.8	90.6
Receivables	588.9	581.2
Inventories	508.5	516.4
Other current assets	54.2	54.3
Total Current Assets	1,561.3	1,633.7
Net property, plant and equipment	576.8	590.7
Goodwill and other intangibles	964.9	967.6
Operating lease assets	32.6	29.8
Other assets	113.2	110.5
Total Assets	$3,248.8	$3,332.3
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$545.1	$625.8
Accrued payroll and benefits	74.1	75.7
Accrued liabilities	169.8	159.1
Product warranties	61.7	63.6
Debt due within one year	10.0	10.0
Total Current Liabilities	860.7	934.2
Long-term debt	196.0	334.5
Operating lease liabilities	26.0	22.4
Other liabilities	277.7	293.5
Stockholders’ equity	1,888.4	1,747.7
Total Liabilities and Stockholders’ Equity	$3,248.8	$3,332.3

A. O. SMITH CORPORATION
Condensed Consolidated Statement of Cash Flows
(dollars in millions)
(unaudited)

	Six Months Ended June 30,
	2023	2022
Operating Activities
Net earnings	$283.9	$246.0
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	38.1	38.3
Stock based compensation expense	8.6	9.0
Non-cash impairment	15.6	—
Pension settlement income	(6.0)	—
Pension settlement income non-cash taxes	1.5	—
Net changes in operating assets and liabilities:
Current assets and liabilities	(66.4)	(233.9)
Noncurrent assets and liabilities	(15.1)	(5.0)
Cash Provided by Operating Activities	260.2	54.4
Investing Activities
Capital expenditures	(24.2)	(30.7)
Acquisitions	—	(8.0)
Investment in marketable securities	(14.7)	(16.9)
Net proceeds from sale of marketable securities	72.7	96.5
Cash Provided by Investing Activities	33.8	40.9
Financing Activities
Long-term debt (repaid) incurred	(139.3)	101.7
Common stock repurchases	(69.6)	(190.4)
Net proceeds (payments) from stock option activity	8.3	(2.6)
Dividends paid	(90.6)	(87.9)
Cash Used In Financing Activities	(291.2)	(179.2)
Effect of exchange rate changes on cash and cash equivalents	(15.1)	—
Net decrease in cash and cash equivalents	(12.3)	(83.9)
Cash and cash equivalents - beginning of period	391.2	443.3
Cash and Cash Equivalents - End of Period	$378.9	$359.4

A. O. SMITH CORPORATION
Business Segments
(dollars in millions)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net sales
North America	$722.3	$744.1	$1,475.0	$1,474.2
Rest of World	244.2	229.9	463.3	485.9
Inter-segment sales	(5.7)	(8.1)	(11.1)	(16.5)
	$960.8	$965.9	$1,927.2	$1,943.6
Earnings
North America(1)	$199.1	$159.9	$387.7	$311.7
Rest of World(2)	28.3	18.1	33.6	42.9
Inter-segment earnings elimination	—	—	—	(0.1)
	227.4	178.0	421.3	354.5
Corporate expense(3)	(14.0)	(10.6)	(32.6)	(29.0)
Interest expense	(4.5)	(2.1)	(8.5)	(3.6)
Earnings before income taxes	208.9	165.3	380.2	321.9
Provision for incomes taxes	51.9	39.1	96.3	75.9
Net earnings	$157.0	$126.2	$283.9	$246.0

Additional Information
(1) Adjustments: North America
includes pension settlement income of:	$(5.0)	$—	$(5.0)	$—
includes pension expense of:	—	2.6	—	5.2
(2) Adjustments: Rest of World
includes impairment expense of:	—	—	12.5	—
(3) Adjustments: Corporate expense
includes pension settlement income of:	(1.0)	—	(1.0)	—
includes impairment expense of:	—	—	3.1	—
includes pension expense of:	—	0.4	—	0.7

A. O. SMITH CORPORATION
Adjusted Earnings and Adjusted Earnings Per Share
(dollars in millions, except per share data)
(unaudited)
The following is a reconciliation of net earnings and diluted earnings per share to adjusted earnings (non-GAAP) and adjusted earnings per share (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net Earnings (GAAP)	$157.0	$126.2	$283.9	$246.0
Impairment expense, before tax	—	—	15.6	—
Pension settlement income, before tax	(6.0)	—	(6.0)	—
Pension expense, before tax	—	3.0	—	5.9
Tax effect on above items	1.5	(0.7)	1.5	(1.4)
Adjusted Earnings (non-GAAP)	$152.5	$128.5	$295.0	$250.5

Diluted Earnings Per Share (GAAP)(1)	$1.04	$0.81	$1.87	$1.56
Impairment expense per diluted share, before tax	—	—	0.10	—
Pension settlement income per diluted share, before tax	(0.04)	—	(0.04)	—
Pension expense per diluted share, before tax	—	0.02	—	0.04
Tax effect on above items per diluted share	0.01	(0.01)	0.01	(0.01)
Adjusted Earnings Per Share (non-GAAP)(1)	$1.01	$0.82	$1.94	$1.59
(1) Earnings per share amounts are calculated discretely and, therefore, may not add up to the total due to rounding.

A. O. SMITH CORPORATION
Adjusted Segment Earnings
(dollars in millions)
(unaudited)
The following is a reconciliation of reported earnings before provision for income taxes to total segment earnings (non-GAAP)     and adjusted segment earnings (non-GAAP):

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Earnings Before Provision for Income Taxes (GAAP)	$208.9	$165.3	$380.2	$321.9
Add: Corporate expense(1)	14.0	10.6	32.6	29.0
Add: Interest expense	4.5	2.1	8.5	3.6
Total Segment Earnings (non-GAAP)	$227.4	$178.0	$421.3	$354.5

North America(2)	$199.1	$159.9	$387.7	$311.7
Rest of World(3)	28.3	18.1	33.6	42.9
Inter-segment earnings elimination	—	—	—	(0.1)
Total Segment Earnings (non-GAAP)	$227.4	$178.0	$421.3	$354.5

Additional Information
(1)Corporate expense	$(14.0)	$(10.6)	$(32.6)	$(29.0)
Pension settlement income, before tax	(1.0)	—	(1.0)	—
Impairment expense, before tax	—	—	3.1	—
Pension expense, before tax	—	0.4	—	0.7
Adjusted Corporate expense (non-GAAP)	$(15.0)	$(10.2)	$(30.5)	$(28.3)

(2)North America	$199.1	$159.9	$387.7	$311.7
Pension settlement income, before tax	(5.0)	—	(5.0)	—
Pension expense, before tax	—	2.6	—	5.2
Adjusted North America (non-GAAP)	$194.1	$162.5	$382.7	$316.9

(3)Rest of World	$28.3	$18.1	$33.6	$42.9
Impairment expense, before tax	—	—	12.5	—
Adjusted Rest of World (non-GAAP)	$28.3	$18.1	$46.1	$42.9

A. O. SMITH CORPORATION
Free Cash Flow
(dollars in millions)
(unaudited)

The following is a reconciliation of reported cash flow from operating activities to free cash flow (non-GAAP):

	Six Months Ended June 30,
	2023	2022
Cash provided by operating activities (GAAP)	$260.2	$54.4
Less: Capital expenditures	(24.2)	(30.7)
Free cash flow (non-GAAP)	$236.0	$23.7

A. O. SMITH CORPORATION
2023 Adjusted EPS Guidance and 2022 Adjusted EPS
(unaudited)

The following is a reconciliation of diluted EPS to adjusted EPS (non-GAAP) (all items are net of tax):

	2023 Guidance		2022
Diluted EPS (GAAP)	$ 3.38 - 3.53		$1.51
Impairment expense	0.10	(1)	—
Pension settlement (income) expense	(0.03)	(2)	1.60	(3)
Pension expense	—		0.06	(4)
Legal judgment income	—		(0.05)
Terminated acquisition-related expenses	—		0.02
Adjusted EPS (non-GAAP)	$ 3.45 - 3.60		$3.14
(1)Includes pre-tax impairment expense of $12.5 million and $3.1 million, within the Rest of World segment and Corporate expenses, respectively.
(2)Includes pre-tax pension settlement income of $5.0 million and $1.0 million, within the North America segment and Corporate expenses, respectively.
(3)Includes pre-tax pension settlement expense of $346.8 million and $70.5 million, within the North America segment and Corporate expenses, respectively.
(4)Includes pre-tax pension expense of $9.7 million and $2.0 million, within the North America segment and Corporate expenses, respectively.